UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 29, 2009

Virtus Investment Partners, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Pearl St., 9th Floor, Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2009, the Board of Directors of Virtus Investment Partners, Inc. (the “Company”) elected Mr. Barry M. Cooper and Mr. Ross F. Kappele to the Company's Board of Directors effective as of the same date.

Messrs. Cooper and Kappele were nominated to the Board of Directors by Harris Bankcorp, Inc. (the “Investor”), a U.S. subsidiary of the Bank of Montreal, pursuant to the terms of the Investment and Contribution Agreement, dated October 30, 2008, by and among the Company, the Investor, Phoenix Investment Management Company and The Phoenix Companies, Inc. (the “Investment Agreement”) and in accordance with the Company’s Certificate of Designations of Series A Non-Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock. Under the Investment Agreement, the Investor has the right to nominate one director to the Company’s Board of Directors. Additionally, so long as at least 66-2/3% of the Company’s Series B Voting Convertible Preferred Stock (the “Series B Preferred Stock”) initially sold to the Investor is outstanding, the holders of a majority of the then outstanding shares of Series B Preferred Stock have the right to elect one director.  The Investor holds 45,000 shares of the Company’s Series B Preferred Stock which is currently convertible into approximately 23% of the Company’s fully diluted common stock.

Mr. Kappele is currently the President and a director of the Guardian Group of Funds Ltd. (“GGOF”), an indirect wholly-owned subsidiary of Bank of Montreal, and serves on the board of directors of GGOF American Equity Fund Ltd., BMO Guardian Canadian Balanced Fund, GGOF Canadian Equity Fund Ltd., and GGOF Monthly Dividend Fund Ltd., each of which is a subsidiary of GGOF.  Mr. Kappele also serves on the board of directors of BMO Investments Inc. and BMO Global Tax Advantage Funds Inc., each of which is ultimately owned by the Bank of Montreal.

Mr. Cooper is currently the President and Chief Executive Officer of Jones Heward Investments, Inc., a director of BMO Harris Investment Management Inc., and Chairman of Jones Heward Investment Counsel, the Canadian Institutional Investment Management Division of the Bank of Montreal.   Mr. Cooper also sits on the board of directors of several entities that are ultimately owned by the Bank of Montreal including BMO Investments Inc., BMO Global Tax Advantage Funds Inc., Pyrford International Ltd., and GGOF.  In addition, prior to his appointment as a director of the Company, Mr. Cooper was an executive officer and Chairman of Harris Investment Management, Inc. (“HIM”), a wholly-owned subsidiary of the Investor that is ultimately owned by the Bank of Montreal, and currently serves as a director of HIM Monegy, Inc., a wholly-owned subsidiary of HIM. The Company has sub-advisory and other contractual relationships with HIM.  A description of the Company’s material relationships with HIM is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this item.

Neither Messrs. Cooper or Kappele will currently serve on any of the committees of the Board of Directors nor will they currently receive compensation from the Company for their service as directors on the Board of Directors.

The Company’s press release announcing the elections of Messrs. Cooper and Kappele is filed with this report as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Virtus Investment Partners, Inc. Executive Severance Allowance Plan, as amended

99.1	Certain Material Relationships between the Company and Harris Investment Management Inc. (“HIM”)

99.2	Press Release of Virtus Investment Partners, Inc. dated February 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: February 4, 2009	By:	/s/ Michael A. Angerthal
		Name:	Michael A. Angerthal
		Title:	Chief Financial Officer